                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. ___)*


                             FISHER COMPANIES INC.
                             ----------------------
                               (Name of Issuer)

                         COMMON STOCK, PAR VALUE $1.25
                         -----------------------------
                         (Title of Class of Securities)

                                  337756 20 9
                                  -----------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages

-----------------------                                  ---------------------
 CUSIP NO. 337756 20 9                  13G                PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      EDWARD A. GOWEY

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

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                          SOLE VOTING POWER
                     5
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          600 SHARES (HELD JOINTLY WITH SPOUSE)
     OWNED BY             238,504 SHARES (TRUSTEE OF D.R. FISHER TRUST)

       EACH        -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
    REPORTING        7
                          116,464 SHARES (OFFICER OF D.R. FISHER CO.)
      PERSON
                   -----------------------------------------------------------
       WITH               SHARED DISPOSITIVE POWER
                     8
                          600 SHARES (HELD JOINTLY WITH SPOUSE)
                          238,504 SHARES (TRUSTEE OF D.R. FISHER TRUST)

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      355,568 SHARES

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.3%

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      TYPE OF REPORTING PERSON*
12
      IN

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Item 1 (a):  NAME OF ISSUER
-----------

                  FISHER COMPANIES INC.

Item 1 (b):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
-----------

                  1525 One Union Square
                  600 University Street
                  Seattle, Washington  98101

Item 2 (a):  NAME OF PERSON FILING
-----------

                  Edward A. Gowey

Item 2 (b):  ADDRESS OF PRINCIPAL BUSINESS OFFICE
-----------

                  17869 Ballinger Way NE
                  Seattle, WA  98155

Item 2 (c):  CITIZENSHIP
-----------

                  United States

Item 2 (d):  TITLE OF CLASS OF SECURITIES
-----------

                  Common Stock, $1.25 par value

Item 2 (e):  CUSIP NUMBER
-----------

                  337756 20 9

Item 3:      This statement is not filed pursuant to Rules 13d-1 (b) or 13d-2,
-------      and therefore this item is not applicable.

Item 4:      OWNERSHIP
-------

                  (a)  Amount Beneficially Owned:

                       355,568 shares

                  (b)  Percent of Class:

                       8.3 %

                  (c)  Number of Shares as to Which Such Person Has:

                       (i)  sole power to vote or direct the vote:

                            0 shares

                       (ii) Shares power to vote or direct the vote:

                            239,104 Shares

                 (iii) Sole power to dispose or to direct the disposition of:

                        116,464 Shares

                 (iv)   Shared power to dispose or to direct the disposition of:

                        239,104 Shares

Item 5:      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
-------

                 Not Applicable


Item 6:      OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
-------

                 Not Applicable

Item 7:      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
-------      THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.


                 Not Applicable.

Item 8:      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
-------

                 Not Applicable

Item 9:      NOTICE OF DISSOLUTION OF GROUP.
-------

                 Not Applicable

Item 10:  CERTIFICATION
--------

                 Not Applicable

                                   SIGNATURE
                                   ---------

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in the statement is true, complete and correct.


February 4, 1998
----------------
Date


/s/ Edward A. Gowey
-------------------
Signature


Edward A. Gowey
---------------
Name (Typed)